Warburg Pincus Private Equity VIII, L.P.
Proxim Corporation  (PROX)
August 2, 2004


                                  Exhibit 99.1
                                  ------------
                               Continuation Sheet


1.   Name:     Warburg Pincus & Co. (General Partner of WP VIII)
     Address:  466 Lexington Avenue
               New York, New York  10017

2.   Name:     Warburg Pincus LLC (Manager of WP VIII)
     Address:  466 Lexington Avenue
               New York, New York  10017

Designated Filer:                   Warburg Pincus Private Equity VIII, L.P.
Issuer & Ticker Symbol:             Proxim Corporation  (PROX)
Date of Event Requiring Statement:  July 30, 2004

Note (1): Pursuant to that certain Securities Purchase Agreement, dated as of July 27, 2004, by and among WP VIII, the other purchasers named therein and the Company (the "Purchase Agreement"), on July 30, 2004, Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership ("WP VIII"), surrendered for cancellation the Subordinated Secured Promissory Note in an aggregate principal amount of $26,000,000 (the "Subordinated Note") that it had purchased from Proxim Corporation (the "Company") on October 21, 2003 and the Senior Secured Promissory Note in an aggregate principal amount of $8,666,667 (the "Senior Secured Note") that it had purchased from the Company on December 19, 2003, in exchange for 425, 186 shares of the Series B Convertible Preferred Stock (the "Series B Preferred Stock") of the Company. The Subordinated Note and the Senior Note were each purchased pursuant to the terms of that certain Amended and Restated Securities Purchase Agreement (the "2003 Purchase Agreement"), dated as of October 21, 2003, by and among WP VIII, the other purchasers named therein and the Company. Pursuant to the terms of the 2003 Purchase Agreement, all or any portion of the outstanding principal and accrued but unpaid interest outstanding on each of the Subordinated Note and the Senior Note could be exchanged for the number of shares of Series B Preferred Stock equal to the quotient obtained by dividing the aggregate outstanding principal balance plus any accrued but unpaid interest then outstanding on the Subordinated Note and the Senior Note, respectively, or the portion thereof to be exchanged, by $100.00. Pursuant to the 2003 Purchase Agreement, the total amount of funds required to purchase the Subordinated Note was $26,000,000 and the total amount of funds required to purchase the Senior Note was $8,666,667.

          In addition, pursuant to the Purchase Agreement, WP VIII purchased a Secured Promissory Note in the aggregate principal amount of $8,666,667, for a cash purchase price of $8,666,667, which Secured Promissory Note is not convertible into or exchangeable for any equity securities. No additional funds were required. The Series B Preferred Stock is convertible by WP VIII, at any time and from time to time, into shares of Common Stock at an initial conversion price of $1.15, and at an initial conversion rate of approximately 86.96 shares of Common Stock for each share of Series B Preferred Stock converted, subject to certain adjustments as set forth in the Certificate of Designations, Preferences and Rights of Series B preferred Stock of Proxim Corporation, as filed with the Secretary of State of the State of Delaware on December 15, 2003 (the "Series B Certificate of Designations"). The liquidation preference of the Series B Preferred Stock accretes at an annual rate of 14%, compounded quarterly, as more fully described in the Series B Certificate of Designations. As of July 30, 2004, the Series B Preferred Stock would convert into 36,972,702 shares of the Company's Common Stock.

          The sole general partner of WP VIII is Warburg Pincus & Co., a New York general partnership ("WP"). Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WP VIII. The members of WP LLC are substantially the same as the partners of WP. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, WP VIII, WP and WP LLC may be deemed to be the beneficial owners of the shares of Series B Preferred Stock and the shares of Common Stock into which the Series B Preferred Stock converts. WP and WP LLC disclaim beneficial ownership of such securities, except to the extent of any indirect pecuniary interest therein.

Note (2): The maturity date of each of the Subordinated Note and the Senior Note was the earliest of (i) the date on which any event of default under the Subordinated Note or Senior Note, respectively, occurred, (ii) any date on which WP VIII demanded payment of the Subordinated Note or the Senior Note, respectively, pursuant to its terms and (iii) September 30, 2004. Each share of Series B Preferred Stock shall be redeemed by the Company on the seventh anniversary of its issuance date for an amount equal to the liquidation value then in effect plus all accrued and unpaid dividends.

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Warburg Pincus Private Equity VIII, L.P.
Proxim Corporation  (PROX)
August 2, 2004


                                        WARBURG PINCUS & CO.

                                        By: /s/ Scott A. Arenare         8/2/04
                                            ----------------------       ------
                                            Name:  Scott A. Arenare       Date
                                            Title: Partner


                                        WARBURG PINCUS LLC

                                        By: /s/ Scott A. Arenare         8/2/04
                                            ----------------------       ------
                                            Name:  Scott A. Arenare       Date
                                            Title: Managing Director